Exhibit 99.1

NEWS RELEASE Contact: Alan Hill SI International 703-234-6854 alan.hill@si-intl.com

SI International and Arrowpoint to Terminate

Proposed Acquisition of Arrowpoint Corporation

RESTON, VIRGINIA – July 28, 2008 – SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced today, that the company and Arrowpoint Corporation have mutually agreed to terminate the Agreement and Plan of Merger dated July 15, 2008 that related to the proposed acquisition of Arrowpoint by the company.  As a result, the acquisition of Arrowpoint by SI International will not be consummated.

About SI International: SI International, a member of the Russell 2000 and S&P SmallCap 600 indices, is a provider of information technology and network solutions (IT) primarily to the federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 44th largest Federal Prime IT Contractor by Washington Technology and has approximately 4,500 employees.  More information about SI International can be found at
www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

###